Exhibit 99.1

Contact:	Timothy J. Creech Senior Vice President, Finance and Administrative Services and Acting Chief Financial Officer 919-862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

Salix Pharmaceuticals Appoints Acting Chief Financial Officer

RALEIGH, NC, November 6, 2014 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) (“Salix” or the “Company”) today announced the appointment of Timothy J. Creech as Acting Chief Financial Officer of the Company, effective immediately. He succeeds Adam C. Derbyshire, who resigned his position at the Company.

Mr. Creech, who joined the Company in 2007, has most recently been serving as the Company’s Senior Vice President, Finance and Administrative Services. Mr. Creech has over 30 years of accounting and financial experience, including approximately 10 years at KPMG LLP and over 20 years in positions of significant responsibility at publicly traded companies.

The Company has retained Korn Ferry, a nationally recognized executive search firm, to assist the Company in identifying an individual to serve as the Company’s Chief Financial Officer in a permanent capacity to help formulate and execute the Company’s financial strategy to successfully navigate the Company’s continued growth.

“Adam has played an important role with the Company in his more than 14 years of service, during which Salix has grown from an early-stage commercial company to its current status as a leading gastroenterology-focused specialty pharmaceutical company,” said Carolyn J. Logan, President and Chief Executive Officer of the Company. “We thank Adam for his contributions and his many years of service.”

“We are confident in Tim’s ability to serve as our Acting Chief Financial Officer while we evaluate candidates to fill the position,” continued Ms. Logan. “Tim’s substantial experience and intricate knowledge of Salix will provide significant value during this transition period.”

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license or acquire late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through Salix’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit Salix’s Website at www.salix.com or contact Salix at 919-862-1000. Follow Salix on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on Salix’s Twitter feed, Facebook page and web site is not incorporated in Salix’s filings with the SEC.